Exhibit 5.1

December 6, 2007

Danaher Corporation

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, DC 20006-1813

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Danaher Corporation, a Delaware corporation (the “Company”), in connection with the purchase and sale of $500,000,000 aggregate principal amount of the Company’s 5.625% Senior Notes due 2018 (the “Securities”), pursuant to a purchase agreement dated as of December 6, 2007 (the “Purchase Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC, as representatives of the several underwriters named in the Purchase Agreement (the “Underwriters”). The Securities will be issued pursuant to an indenture to be entered into between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), and supplemented by a supplemental indenture to be entered into between the Company and the Trustee (the indenture as so supplemented, the “Indenture”).

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (File No. 333- 135780) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), on July 14, 2006 (the “Registration Statement”) and the prospectus dated July 14, 2006 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated December 6, 2007 (the “Preliminary Prospectus Supplement”), and the prospectus supplement dated December 6, 2007 (the “Prospectus Supplement”).

We have examined and relied upon the certificate of incorporation of the Company, the by-laws of the Company, corporate or other proceedings of the Company regarding the authorization of the execution and delivery of the Indenture, the Purchase Agreement and the issuance of the Securities, the corporate records of the Company as provided to us by the Company, the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Purchase Agreement, the Indenture, certificates of

Danaher Corporation

December 6, 2007

representatives of the Company, certificates of public officials and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

In rendering the opinions set forth below, we have assumed that (i) the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture; (ii) the Indenture will be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us and will be a valid and binding obligation of the Trustee; and (iii) the Trustee shall have been qualified under the Trust Indenture Act of 1939, as amended.

We express no opinion herein as to the laws of any jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinions are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing, and (iii) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein with respect to the securities or Blue Sky laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

We also express no opinion herein as to any provision of the Securities or the Indenture (a) that may be deemed to or construed to waive any right of the Company; (b) to the effect that rights and remedies are not exclusive, or that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies; (c) relating to the effect of invalidity or unenforceability of any provision of the Securities or the Indenture on the validity or enforceability of any other provision thereof; (d) which provides that the terms of the Securities or the Indenture may not be waived or modified except in writing; (e) purporting to indemnify any person against his, her or its own negligence or misconduct; or (f) requiring the payment of penalties or consequential damages.

Danaher Corporation

December 6, 2007

Based upon and subject to the foregoing, we are of the opinion that:

1. The Indenture has been duly authorized and, when duly executed and delivered by the Company, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. The Securities have been duly authorized and, when duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to, and paid for by, the Underwriters, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about December 11, 2007, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner